Exhibit 10.8

Employment Agreement

This Employment Agreement (the “Agreement”) dated as of March 29, 2006 (the “Effective Date”), is made by and between Vought Aircraft Industries, Inc., a Delaware corporation, (together with any successor thereto, the “Company”) and Elmer Doty (the “Executive”).

RECITALS

A.            It is the desire of the Company to assure itself of the services of the Executive by entering into this Agreement.

B.            The Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.                                      Employment.

(a)                                  General.  The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 1(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.

(b)                                 Employment Term.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending at the end of the day on December 31, 2006, unless earlier terminated as provided in Section 3.  The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than ninety (90) days prior to the expiration of the then-applicable Term and subject to earlier termination as provided in Section 3.

(c)                                  Position and Duties.  The Executive shall serve as the Chief Executive Officer of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board of Directors of the Company (the “Board”).  The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company (which may include service to its Affiliates).  The Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; (iii) manage his personal investments and affairs; and (iv) serve on the board of directors of for-profit enterprises with the Board’s prior consent, as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company.  During his employment and for the 12-month period following termination of his employment with the Company, (x) the Executive agrees not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or Affiliates, either orally or in writing, and (y) the Company agrees not to disparage in any material respect the Executive.

2.                                      Compensation and Related Matters.

(a)                                  Annual Base Salary.  During the Term, the Executive shall receive a base salary at a rate of $500,000 per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, subject to adjustment as determined by the Board.

(b)                                 Annual Bonus.  During the Term, the Executive will be eligible to receive annual bonuses based upon achieving annual financial plan and organization metrics to be determined by the Board (or its committee), with a maximum bonus opportunity for calendar year 2006 equal to 150% of Annual Base Salary.  Notwithstanding the foregoing, the Executive will receive a bonus for calendar year 2006 that is at least equal to $500,000, provided, that the Executive’s employment has not been terminated for Cause pursuant to Section 3(a)(iii), due to Disability pursuant to Section 3(a)(ii), due to death or without Good Reason pursuant to Section 3(a)(vi) on or before December 31, 2006.

(c)                                  Relocation Bonuses.  In addition to the annual bonus opportunity, the Executive will receive three relocation bonuses if the Executive’s employment has not been terminated for Cause pursuant to Section 3(a)(iii), due to Disability pursuant to Section 3(a)(ii), due to death or without Good Reason pursuant to Section 3(a)(vi) prior to the applicable bonus date, as follows:  (i) $175,000 on the Effective Date, (ii) $175,000 on June 30, 2006, and (iii) $100,000 on December 31, 2006.

(d)                                 Stock Options.  Unless mutually agreed to otherwise by the Company and the Executive, the Executive will receive an option to purchase 250,000 shares of common stock of the Company with a per share exercise price of $10.00 (the “Option”).  Twenty-five percent (25%) of the Option will vest based on the passage of time with 6.25% of the Option vesting on each of the first four anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company on the applicable vesting date.  Seventy-five percent (75%) of the Option will vest based on the Company’s financial performance (based on EBITDA and cash flow targets to be established by the Board or its committee) each year over the same four years, subject to the Executive’s continued employment with the Company on the applicable vesting date.  The Option will be subject to the Company’s then applicable stock plan, an option agreement and the terms of the Company’s stockholders agreement.

(e)                                  Stock Purchase Rights.  The Executive will have the right to purchase shares of common stock of the Company on or prior to December 31, 2006 at per share price equal to the then current fair market value of such stock (as reasonably determined by the Board) and in an amount determined by the Company.  Such shares of Company common stock shall be subject to the terms of the Company’s stockholders agreement.

(f)                                    Additional Compensation.  The Company shall work with the Executive to establish a compensation program that is meant to compensate him for some or all of the pension benefits and other material compensation that the Executive forfeited as a result of his terminating employment with his previous employer.  Such program and the amounts paid thereunder shall be subject to approval by the Board and shall take into account the compensation and benefits provided in this Agreement.

(g)                                 Benefits.  During the Term, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are applicable to the senior officers of the Company.  During the Term, the Executive shall also be entitled to receive (i) annual reimbursements for financial and tax planning, up to a maximum of $10,000 per year, and (ii) reasonable temporary living expenses and long-range commuting expenses as mutually agreed to by the Executive and the Board (or its committee).

(h)                                 Vacation.  During the Term, the Executive shall be entitled to participate in the Company’s vacation policy as follows:  (i) in calendar year 2006 the Executive shall be entitled to four (4) weeks of paid vacation, and (ii) following calendar year 2006 the Executive shall accrue at least four (4) weeks of paid vacation each year.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(i)                                     Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

(j)                                     Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier.  The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(k)                                  Indemnification.  The Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s certificate of incorporation or bylaws against all costs, expenses, liabilities and losses reasonably incurred or suffered by the Executive as a result of actions taken by the Executive in good faith and in his capacity as an officer of the Company.

3.                                      Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)                                  Circumstances.

(i)                                     Death.  The Executive’s employment hereunder shall terminate upon his death.

(ii)                                  Disability.  If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.

(iii)                               Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

(iv)                              Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

(v)                                 Resignation for Good Reason.  The Executive may resign his employment for Good Reason.

(vi)                              Resignation without Good Reason.  The Executive may resign his employment without Good Reason.

(vii)                           Non-extension of Term by the Company.  The Company may give notice of non-extension to the Executive pursuant to Section 1(b).

(viii)                        Non-extension of Term by the Executive.  The Executive may give notice of non-extension to the Company pursuant to Section 1(b).

(b)                                 Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, for terminations under paragraphs (a) (ii), (iv) or (vi) shall be at least sixty (60) days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, advance the Date of Termination to any date following the Company’s receipt of the Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)                                  Company obligations upon termination.  Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any expenses owed to the Executive under Section 2(i), any accrued vacation pay owed to the Executive pursuant to Section 2(h), and any amount accrued and arising from the Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements under Section 2(g), which amounts, if any, shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its subsidiaries (collectively, the “Company Arrangements”).  The Executive shall not be entitled to any other payments or benefits, except as specifically provided in Section 4.

4.                                      Severance Payments.

(a)                                  Termination for Cause, resignation without Good Reason, upon Non-extension of Term by the Company or the Executive, upon death or upon Disability.  If the Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, Section 3(a)(vi) for resignation without Good Reason, pursuant to Sections 3(a)(vii) or 3(a)(viii) due to Non-extension of the Term by the Company or the Executive, or as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), the Executive shall not be entitled to any additional severance payment or benefits.

(b)                                 Termination without Cause or resignation for Good Reason.  If the Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv) or for Good Reason pursuant to Section 3(a)(v), the Company shall, subject to the Executive signing and not revoking, within sixty (60) days following the Date of Termination, a release of claims in substantially the form attached hereto as Exhibit A:

(i)

pay to the Executive, in equal installments over the twelve (12) month period following the Date of Termination in accordance with the Company’s regular payroll practice, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of twelve (12) months following the Date of Termination; and

(ii)

cover the premium costs for medical, dental and vision benefit coverage under COBRA for the Executive and, where applicable, Executive’s spouse and dependents, for a period of twelve (12) months following the Date of Termination under one of the Company’s group medical plans.

(c)                                  Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(d)                                 409A.  Notwithstanding anything to the contrary in this Section 4, no payments in this Section 4 will be paid during the six-month period following the Executive’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Executive to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (in which case such amounts shall be paid at the time or times indicated in this Section).  If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been previously paid to the Executive under this Agreement.

5.                                      Competition.

(a)                                  The Executive recognizes and agrees that in order to assure that the Executive devotes all of the Executive’s professional time and energy to the operations of the Company while employed by the Company, and that during and after such employment in order to adequately protect the Company’s investment in its proprietary information and trade secrets and to protect such information and secrets and all other confidential information from disclosures to competitors and to protect the Company from unfair competition, separate covenants not to compete, not to solicit, and not to recruit the Company’s employees for the duration and scope set forth below, are necessary and desirable.  The Executive understands and agrees that the restrictions imposed in these covenants represent a fair balance of the Company’s rights to protect its business and the Executive’s right to pursue employment.

(b)                                 The Executive shall not, at any time during the Term or during the 12-month period following the Date of Termination (the “Non-Compete Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any Business (as defined below) of the Company or its Affiliates anywhere in the world where the Company conducts business or, on the Date of Termination, has plans to conduct business in the twelve (12) month period following the Executive’s Date of Termination; provided, however, that the Executive shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than two percent (2%) of the outstanding interest in such business.

(c)                                  During the Non-Compete Period, the Executive shall not, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company (i) to terminate its employment or arrangement with the Company, (ii) to otherwise change its relationship with the Company or (iii) to establish any relationship with the Executive or any of his affiliates for any business purpose competitive with the Business of the Company.

(d)                                 In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e)                                  As used in this Section 5, (i) the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries, and (ii) the term “Business” shall mean the development, production, sale, maintenance and support for aerostructures with respect to commercial, military and business jet aircraft, including (but not limited to) fuselages, wings and wing assemblies, empennages, aircraft doors, nacelle components and control surfaces, as such business may be expanded or altered by the Company during the Term.

(f)                                    It is recognized and acknowledged by the Executive that a breach of the covenants contained in this Section 5 may cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenant contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

6.                                      Intellectual Property and Confidential Information.

The Executive agrees to enter into the Company’s standard Intellectual Property Agreement (the “Intellectual Property Agreement”) upon commencing employment hereunder.

7.                                      Cooperation.

The Executive may respond to a lawful and valid subpoena or other legal process regarding the Company but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.  As used in this Section 7, the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries.

8.                                      Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise and including any Affiliates), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

9.                                      Certain Definitions.

(a)                                  Affiliate.  An “Affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common control with, the Company.

(b)                                 Cause.  The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)

The Board’s good faith determination that the Executive failed to substantially perform his duties as an employee of the Company (other than any such failure resulting from the Executive’s Disability) which failure has not been cured within thirty (30) days after Executive’s receipt of notice thereof from the Board;

(ii)	the Executive’s willful misconduct, gross negligence or a breach of fiduciary duty that, in each case or in the aggregate, results in material harm to the Company;

(iii)	willful and material breach of this Agreement or the bylaws of the Company which has not been cured within thirty (30) days after Executive’s receipt of notice thereof from the Board;

(iv)	the Executive’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities Exchange

Commission, for any securities violation involving fraud, including, for example, any such order consented to by the Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied;

(v)	the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(vi)

the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement; or

(vii)	the Executive’s commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Company.

(c)                                  Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 3(a)(ii) — (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.

(d)                                 Disability.  “Disability” shall mean, at any time the Company or any of its Affiliates sponsors a long-term disability plan for the Company’s employees “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.  Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.

(e)           Good Reason.  The Executive shall have “Good Reason” to resign his employment within ninety (90) days following the occurrence of any of the following events:

(A)

a material diminution in the nature or scope of the Executive’s responsibilities, authorities or duties or the assignment of duties and responsibilities materially inconsistent with those normally associated with Executive’s position; or

(B)	a material reduction in the amount of the Executive’s Annual Base Salary;

(C)	any material breach of this Agreement by the Company or any Affiliate; or

(D)	any purported termination by the Company of Executive’s employment other than as expressly provided under this Agreement.

Notwithstanding the foregoing, the Executive may not resign his employment for Good Reason unless (E) the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which 30 days shall not count against the 90 day period above); and (F) the Company has not remedied the alleged violation(s) within the 30-day period (which 30 days shall not count against the 90 day period above).

10.          Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Texas, without reference to the principles of its conflicts of law, and where applicable, the laws of the United States.

11.          Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.          Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(a)           If to the Company:

Vought Aircraft Industries, Inc.
9314 West Jefferson Blvd.
Dallas, TX  75211
Attn:  Bruce White, Jr.
Facsimile:  (972) 946-5642

c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Washington, DC  20004-2505
Attn:  Adam Palmer
Facsimile:  (202) 347-1818

and a copy to:

Latham & Watkins LLP
555 Eleventh Street, N.W.
10th Floor
Washington, DC  20004
Fax:  (202) 637-2201
Attn:  Paul F. Sheridan, Esq.

(b)           If to the Executive:

Elmer Doty
1348 Stonehenge Drive
York, PA  17404

or at any other address as any party shall have specified by notice in writing to the other party.

13.          Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

14.          Entire Agreement.

The terms of this Agreement, including the terms of the Intellectual Property Agreement, are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede all prior understandings and agreements, whether written or oral.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

15.          Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment.  In addition, Sections 2(k), 4 and 6 through 22 shall survive beyond the end of the Term in accordance with their terms.

16.          No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

17.          Construction.

This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18.          Arbitration.

Any dispute or controversy arising under or in connection with this Agreement, other than disputes or controversies arising under or in connection with the provisions of Section 5  or the provisions in the Intellectual Property Agreement, shall be settled exclusively by arbitration, conducted before an arbitrator in Dallas, Texas in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction.  Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  Each party shall pay its own attorney’s fees and expenses.

19.          Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20.          Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

21.          Section 409A.

To the extent that the Company reasonably determines that any compensation or benefits payable under this Agreement are subject to Section 409A of the Code, this Agreement shall incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations as reasonably determined by the Company and the Executive.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

22.          Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

VOUGHT AIRCRAFT INDUSTRIES, INC.

By:	/s/ W. Bruce White, Jr.
Name:	W. Bruce White, Jr.
Title:	Vice President and General Counsel

EXECUTIVE

By:	/s/ Elmer Doty
Name: Elmer Doty

EXHIBIT A

For and in consideration of the payments and other benefits due to Elmer Doty (the “Executive”) pursuant to the Employment Agreement dated as of March 29, 2006 (the “Employment Agreement”), by and between Vought Aircraft Industries, Inc., (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, The Carlyle Group or any of their respective divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release.  Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.  Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect:  (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; or (ii) rights to indemnification the Executive may have as an insured under any director’s and officer’s liability insurance policy now or previously in force.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	Elmer Doty

Date	Vought Aircraft Industries, Inc.